Exhibit 99.1

Pernix Group, Inc. Announces Second Quarter 2013 Financial Results

LOMBARD, IL — August 15, 2013 — Pernix Group, Inc. (OTCBB: PRXG) today announced its financial results for the second quarter ended June 30, 2013.

The Company generated consolidated revenue from continuing operations in the second quarter of 2013 of $17.7 million, as compared to $23.9 million in the comparable period of 2012. While revenue was lower, the Company experienced significant improvement in gross profit and net income, reflecting improved results in the power generation segment and the positive impact of the 2012 sale of two discontinued businesses.

The 2013 decline in revenue was primarily attributable to the completion of a large construction project in late 2012 and customer-driven delays in construction activities under the Company’s current contracts with the US government. The customer-driven delay was temporary and activity levels have increased during the latter part of the second quarter and into the third quarter. The construction revenue decrease was partially offset by the $0.4 million increase in revenue generated by our power operations as compared to the second quarter of 2012, as our Fiji power operations experienced higher demand for diesel based power necessitated by lower hydro power production.

Gross profit from continuing operations increased 11% or $0.4 million to $3.7 million in the second quarter of 2013 as compared to $3.3 million in the comparable period in 2012. The increase in gross profit was due to improved revenue in our power generation business reflecting the aforementioned higher mix of diesel production in Fiji coupled with lower power plant maintenance costs which more than offset a small decline in construction segment gross profit. Operating income from continuing operations for the second quarter ended June 30, 2013 was essentially flat as compared to the comparable period last year, as the increase in gross profit was offset by increases in both salary expense and general and administrative expense as a result of investment in business development professionals and the related recruiting expenses in connection with its strategic growth objectives.

Net income from continuing operations after minority interest declined by $0.2 million to $0.7 million ($0.07 basic earnings per share) in the second quarter of this year due to small increases in other expense and income tax expense, as compared to consolidated net income from continuing operations after minority interest of $0.9 million ($0.09 basic earnings per share) in the second quarter of 2012.

“We are pleased with our performance in the second quarter, and we believe that both of our business segments are operating efficiently at this time,” commented Nidal Z. Zayed, President and CEO of Pernix Group. “We have seen improvement in activity levels at our mission-critical projects for the US government, and we have recently begun work on new projects in both segments of our business. We are continuing to invest in high caliber business development and operations professionals to accelerate and execute our growth strategy.”

The Company’s consolidated balance sheet at June 30, 2013 reflected cash of $19.8 million, as compared to $18.2 million at March 31, 2013, as cash generated from operations more than offset the distribution of our partner’s share of fourth quarter 2012 Pernix-Serka L.P. earnings. Total debt decreased from $2.9 million to $2.7 million, reflecting scheduled amortization of the debt incurred in connection with the purchase of our corporate headquarters property in March of this year. Total stockholders’ equity increased to $15.0 million at June 30, 2013 from $13.3 million at March 31, 2013, reflecting the current quarter’s net earnings, partially offset by the aforementioned distribution of our partner’s share of earnings in the joint venture. Construction backlog declined slightly to $59.6 million, as compared to $67.3 million at the end of the first quarter, reflecting significant progress on our existing construction contracts, net of additional contractual commitments in both our construction and power segments. The Company began performance on two new contracts late in the second quarter which should create opportunities to penetrate new geographic areas, diversify our customer base, and broaden strategic relationships.

“Our financial condition remains solid, both in terms of liquidity and debt levels. Management is focused on executing our strategic plan within both business segments to drive growth and continued profitability and to build long-term shareholder value,” said Zayed.

The Company filed its Form 10-Q with the Securities and Exchange Commission on August 14, 2013, which incorporates its unaudited financial statements and notes thereto for the quarter and six months ended June 30, 2013.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in two primary operating business segments: construction services as a Design-Build General Contractor in the Federal and Government market; and building, managing and investing in Power Generation Projects as an Independent Power Producer. Pernix has full-scale construction and management capabilities, with operations in Africa, the Middle East, and the South Pacific. Pernix Group, Inc. common stock is traded on the over-the-counter bulletin board (OTCBB) under the symbol PRXG. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Gregg Pollack

Chief Financial Officer & Vice President - Administration

Pernix Group, Inc.

Tel: (630) 620-4787

gpollack@pernixgroup.com

Carol Groeber

Corporate Controller and Principal Accounting Officer

Pernix Group, Inc.

Tel: (630) 620-4787

cgroeber@pernixgroup.com

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com